Consent of Independent Certified Public Accountants


We have issued our reports dated March 28, 2001, accompanying the consolidated financial statements in the Annual Report of Zapworld.com on Form 10-KSB for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Zapworld.com on Forms S-3 (File No. 333-56632).


/s/ GRANT THORNTON LLP



San Francisco, California
April 23, 2001